Exhibit 21.1


                     AMERICAN PHYSICIANS SERVICE GROUP, INC.

                              LIST OF SUBSIDIARIES

                             AS OF DECEMBER 31, 2003



APS Investment Services, Inc.

APS Financial. Inc.

APS Asset Management, Inc.

APS Insurance Services, Inc.

APS Facilities Management, Inc. dba APMC Insurance Services, Inc.

APSFM, Inc.

American Physicians Insurance Agency, Inc.

APSC, Inc.

APS Professional Liability Insurance Exchange

FMI Partners, Ltd.

American Physicians Management Consulting, Inc.

APMC Financial Services, Inc.